Exhibit 5.1

CONYERS DILL & PEARMAN LIMITED Clarendon House, 2 Church Street Hamilton HM 11, Bermuda Mail: PO Box HM 666, Hamilton HM CX, Bermuda T +1 441 295 1422 conyers.com

June 30, 2021

Matter no.: 367954

Doc Ref: 19401119

+1441-298-7861

robert.alexander@conyers.com

Roivant Sciences Ltd.

Suite 1, 3rd Floor

11-12 St. James’s Square

London

SW1Y 4LB

United Kingdom

Dear Sirs,

Re: Roivant Sciences Ltd. (the “Company”)

We have acted as special Bermuda legal counsel to the Company in connection with a registration statement on form S-4 (File No. 333-256165) filed with the U.S. Securities and Exchange Commission (the “Commission”) on May 14, 2021 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the U.S. Securities Act of 1933, as amended, (the “Securities Act”) of:

(i)

an aggregate of 51,339,779 common shares, par value $0.000000007 per share (the “Shares”), which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto);

(ii)

30,750,276 warrants of the Company (the “Warrants”, and together with the Shares, the “Securities”), entitling the warrant holders of Montes Archimedes Acquisition Corp., a Delaware corporation (“MAAC”), to exercise each such Warrant for one common share of the Company at an exercise price of $11.50 per share (each a “Warrant Share”, and collectively, “Warrant Shares”, and together with the Shares, the “Registered Shares”) pursuant to the Warrant Agreement, dated as of October 6, 2020, between MAAC and Continental Stock Transfer & Trust Company (the “Warrant Agreement”), with respect to which the Company is to be the successor upon consummation of the business combination (the “Business Combination”) that will be consummated pursuant to that certain Business Combination Agreement, dated as of May 1, 2021 (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among the Company, MAAC and Rhine Merger Sub, Inc., a Delaware corporation.

For the purposes of giving this opinion, we have examined a copy of the Registration Statement. We have also reviewed the memorandum of association and the bye-laws of the Company as certified by the Secretary of the Company on the date hereof, and unanimous written resolutions of its directors passed on May 14, 2021 (collectively, the “Resolutions”), and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the accuracy and completeness of all factual representations made in the Registration Statement and other documents reviewed by us, (d) that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended, (e) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein, (f) that upon issue of any Shares by the Company the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof, (g) that the Company will have sufficient authorised capital to effect the issue of any of the Warrant Shares at the time of issuance, whether as a principal issue or on the conversion, exchange or exercise of any Warrants, (h) that the form and terms of any and all Securities or other securities (or other obligations, rights, currencies, commodities or other subject matter) comprising the same or subject thereto (in the case of the Warrants), the issuance and sale thereof by the Company, and the Company’s incurrence and performance of its obligations thereunder or in respect thereof (including, without limitation, its obligations under any related agreement or supplement thereto) in accordance with the terms thereof will not violate the memorandum of association and bye-laws of the Company nor any applicable law, regulation, order or decree in Bermuda, (i) that all necessary corporate action will be taken to authorise and approve any issuance of any Securities, the terms of the offering thereof and related matters, (j) that the issuance and sale of and payment for the Securities will be in accordance with the applicable purchase, underwriting or similar agreement duly approved by the Board of Directors and the Registration Statement (including the prospectus set forth therein and any applicable supplement thereto), (k) that upon the issue of any Warrant Shares the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof, and (l) that the Company’s Registered Shares will be listed on an appointed stock exchange, as defined in the Companies Act 1981 as amended, and the Consent will not have been revoked or amended at the time of issuance of the Warrant Shares.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes of the filing of the Registration Statement and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.

The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda government authority or to pay any Bermuda government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.

When issued and paid for as contemplated by the Registration Statement, the Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

3.

Upon the due issuance of the Warrant Shares and payment of the consideration therefor in accordance with the Warrant Agreement, such Warrant Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares)

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman Limited

Conyers Dill & Pearman Limited

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